EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Halozyme Therapeutics, Inc. Amended and Restated 2011 Stock Plan of Halozyme Therapeutics, Inc. of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedules of Halozyme Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Halozyme Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
August 10, 2015